EXHIBIT A: Joint Filing Agreement
     We, the signatories of the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.
Dated: February 9, 2009

Dong Xu	/s/ Dong Xu
Dong Xu

Jointly Gold Technologies Ltd.	By:	/s/ Dong Xu
		Name:	Dong Xu
		Title:	Director